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SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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/ /	Soliciting Material Pursuant to §240.14a-12
IMC Global Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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        April 9, 2002

Dear Stockholder:

        You are cordially invited to attend the IMC Global Inc. 2002 Annual Meeting of Stockholders. The meeting will be held at the Company's headquarters offices, 100 South Saunders Road, Lake Forest, Illinois 60045 on May 10, 2002 at 12:00 noon local time. Directions to our offices are included in this Proxy Statement. A Notice of the Annual Meeting, a Proxy Statement covering the formal business of the meeting, the 2001 Annual Report of the Company, a proxy card and related information are enclosed. At the meeting we will report on the Company's operations during the fiscal year ended December 31, 2001.

        I encourage you to attend the meeting and to vote in favor of the election of Directors and the ratification of the appointment of Ernst & Young LLP as the Company's independent auditors.

        A stockholder proposal regarding future severance agreements is also included in the Proxy Statement. For the reasons set forth in the Proxy Statement, the Board of Directors recommends a vote against the proposal.

        Regardless of whether you expect to attend, please promptly sign and return the proxy card in the enclosed postage-paid envelope. Even if you execute this proxy, you may revoke it at any time before it is voted. If you attend the meeting and wish to vote in person, you will be able to do so even if you have previously returned your proxy card.

        Your cooperation and prompt attention to this matter are appreciated.

Sincerely,

Douglas A. Pertz
Chairman and Chief Executive Officer

100 South Saunders Road
Lake Forest, Illinois 60045-2561
Telephone 847-739-1200

Headquarters Offices: 100 South Saunders Road Lake Forest, Illinois 60045-2561

Notice of 2002 Annual Meeting of Stockholders

To Our Stockholders:

        The 2002 Annual Meeting of Stockholders of IMC Global Inc., a Delaware corporation, will be held at the Company's headquarters offices, 100 South Saunders Road, Lake Forest, Illinois 60045 on May 10, 2002, at 12:00 noon local time, to consider and act upon the following matters, each of which is explained more fully in the following Proxy Statement:

          1.    To elect two Directors for terms expiring in 2005, each as recommended by the Board of Directors;

          2.    To ratify the appointment of Ernst & Young LLP as independent auditors to examine and report on the financial statements of IMC Global Inc. for the year ending December 31, 2002, as recommended by the Board of Directors;

          3.    To consider a stockholder proposal, if presented, regarding future severance agreements; and

          4.    To transact any other business that may properly come before the 2002 Annual Meeting of Stockholders or any adjournment thereof.

        A proxy card for your use in voting on these matters is also enclosed.

        In accordance with our Amended and Restated By-Laws and resolutions of the Board of Directors, only common stockholders of record at the close of business on March 25, 2002 are entitled to notice of and to vote at the 2002 Annual Meeting of Stockholders.

By Order of the Board of Directors

Rose Marie Williams
Corporate Secretary
April 9, 2002

TABLE OF CONTENTS

The IMC Global Board and Board Committees	1
The Board of Directors	1
Committees of the Board of Directors	1
Report of the Audit Committee	2
Report of the Compensation Committee	3
Compensation Philosophy and Objectives	3
Compensation Components and Process	4
Policy on Deductibility of Compensation	5
Chief Executive Officer Compensation	5
Stockholder Return Information	7
Policies Relating to the Board of Directors	8
Nomination and Selection of Directors	8
Compensation of Directors	8
Attendance	8
Retirement from the Board	9
Beneficial Ownership of Common Stock	10
Ownership of Common Stock by Directors and Executive Officers	10
Ownership of Common Stock by Others	11
Section 16(a) Beneficial Ownership Reporting Compliance	11
Executive Compensation	12
Compensation of Executive Officers	12
Defined Benefit Pension Plans	16
Employment Agreement	17
Severance Agreements	19
Employee Equity-Based Awards	20
Compensation Committee Interlocks and Insider Participation	20
The Annual Meeting	21
Proxies and Voting at the Annual Meeting	21
Matters to Be Considered at the Annual Meeting	22
Election of Directors	22
Ratification of the Appointment of Independent Auditors	26
Stockholder Proposal Regarding Future Severance Agreements	26
Miscellaneous Information	29
Discretionary Voting Authority	29
Stockholder Proposals and Nominations for the 2003 Annual Meeting of Stockholders	29
Directions to IMC Global's Headquarters Offices	30
APPENDIX A—IMC Global Inc. Board of Directors' Amended Audit Committee Charter	1a

PROXY STATEMENT

IMC GLOBAL INC.
100 South Saunders Road
Lake Forest, Illinois 60045-2561

        This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of IMC Global Inc. (the "Company" or "IMC Global") for the 2002 Annual Meeting of Stockholders (the "Annual Meeting") to be held on May 10, 2002. Notice of this meeting to all stockholders of record entitled to vote as of March 25, 2002 (the "Record Date") accompanies this Proxy Statement. Additional information with respect to voting at the Annual Meeting and the matters to be voted on at the Annual Meeting are described in this Proxy Statement under the caption "The Annual Meeting." As of the close of business on the Record Date, there were 115,044,503 outstanding shares of Common Stock, par value $1.00 per share, of the Company (the "Common Stock") which may be voted at the Annual Meeting. Only common stockholders of record at the close of business on the Record Date shall be entitled to vote at the Annual Meeting. Each issued and outstanding share of Common Stock is entitled to one vote. This Proxy Statement and the accompanying proxy card are first being mailed to stockholders on or about April 9, 2002.

        The Annual Report of the Company for the year ended December 31, 2001 is being mailed to stockholders with this Proxy Statement, but the Annual Report is not incorporated in this Proxy Statement and is not a part of the proxy soliciting material.

THE IMC GLOBAL BOARD AND BOARD COMMITTEES

The Board of Directors

        The Board of Directors of the Company (the "Board") consists of eight members. One of the eight current Directors is also an employee of the Company. Douglas A. Pertz is Chairman and Chief Executive Officer of the Company. The Board is divided into three classes with staggered terms of three years each so that the term of one class expires at each annual meeting.

        The Board oversees the management of the business of the Company and its subsidiaries and determines overall corporate policies. The Board's primary responsibilities are directing the fundamental operating, financial and other corporate strategies of the Company and evaluating the overall effectiveness of the Company's management.

Committees of the Board of Directors

        The Board has five standing committees: the Executive Committee, the Audit Committee, the Compensation Committee, the Committee on Directors and Board Affairs and the Environmental, Health and Safety Committee, each of which plays a significant role in the discharge of the Board's duties and obligations. The membership of each committee is described in this Proxy Statement under the caption "The Annual Meeting—Matters to Be Considered at the Annual Meeting—Election of Directors."

        The Executive Committee.    The Executive Committee, which is comprised of the Company's Chairman and Chief Executive Officer and three non-employee Directors, did not meet during 2001. The responsibilities of the Executive Committee include acting on matters requiring emergency action when the full Board cannot be convened.

        The Audit Committee.    The Audit Committee, which is comprised of four non-employee Directors, met nine times in 2001. As required by the rules of the New York Stock Exchange (the "NYSE"), all of the members of the Audit Committee are independent and financially literate, and at least one member meets the NYSE's financial management expertise requirement. The responsibilities of the Audit Committee include evaluating the independence, performance and compensation of the independent auditors of the

Company and Phosphate Resource Partners Limited Partnership, a Delaware limited partnership of which the Company is the administrative managing general partner ("Phosphate Resource Partners"); reviewing the scope and results of the annual independent audit and quarterly reviews of the Company's financial statements with the independent auditors, management and internal auditor; reviewing the internal audit plan and audit results; reviewing the quality and adequacy of internal control systems with management, the internal auditor and the independent auditors; and reviewing with the independent auditors and management the application and impact of new and proposed accounting rules, regulations, disclosure requirements and reporting practices on the Company's financial statements and reports.

        The Compensation Committee.    The Compensation Committee, which is comprised of three non-employee Directors, met four times in 2001. The responsibilities of the Compensation Committee include recommending to the Board the amount and nature of compensation paid by the Company to its executive officers and key employees; administering the stock option, incentive compensation and similar executive benefit plans; reviewing incentive compensation awards; and considering the competitiveness of the Company's executive compensation and other compensation programs with respect to relevant industries and the business community generally.

        The Committee on Directors and Board Affairs.    The Committee on Directors and Board Affairs, which is comprised of four non-employee Directors, met three times in 2001. The responsibilities of the Committee on Directors and Board Affairs include selecting and recommending to the Board nominees for director; recommending to the Board all committee assignments; reviewing the succession plan for senior management; and developing a compensation and benefits program for the Board.

        The Environmental, Health and Safety Committee.    The Environmental, Health and Safety Committee, which is comprised of four non-employee Directors, met five times during 2001. The responsibilities of the Environmental, Health and Safety Committee include reviewing with management and providing oversight for the Company's policies, programs and procedures relating to the environment, health and safety ("EHS") and the implementation thereof; reviewing the Company's compliance with applicable laws, regulations and the EHS policies of the Company; and reviewing reports from management regarding significant administrative, regulatory and judicial proceedings and proposed legislation and rule-making initiatives that may impact the Company.

REPORT OF THE AUDIT COMMITTEE

Dear Fellow Stockholders:

        The Audit Committee oversees the Company's financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls. In fulfilling its oversight responsibilities, the Committee reviewed and discussed the audited financial statements in the Annual Report with management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements.

        The Committee reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of the Company's accounting principles and such other matters as are required to be discussed with the Committee under generally accepted auditing standards and Statement on Auditing Standards No. 61. The Committee has also reviewed with the independent auditors and management the application and impact of new accounting rules, regulations, disclosure requirements and reporting practices on the Company's financial statements and reports. In addition, the Committee has discussed with the independent auditors the auditors' independence from management and the Company, including the matters in the written disclosures required by the Independence Standards Board Standard No. 1. The Committee has also reviewed and considered the compatibility of nonaudit services with regard to the auditors' independence.

        The Committee discussed with the Company's internal and independent auditors the overall scope and plans for their respective audits. The Committee meets with the internal and independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company's internal controls and the overall quality of the Company's financial reporting.

        The Board of Directors has approved and adopted an amended written Audit Committee Charter, a copy of which is attached to this Proxy Statement as Appendix A.

        In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors (and the Board has approved) that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2001 for filing with the Securities and Exchange Commission. The Committee and the Board have also recommended, subject to stockholder approval, the reappointment of Ernst & Young LLP as independent auditors to audit the financial statements of the Company for the current fiscal year.

Respectfully submitted,
Raymond F. Bentele, Chairman James M. Davidson Donald F. Mazankowski Pamela B. Strobel

REPORT OF THE COMPENSATION COMMITTEE

Dear Fellow Stockholders:

        Our Committee is responsible for recommending to the Board of Directors the amount and nature of compensation paid to executive officers and key employees of the Company and administering the Company's employee stock option and incentive plans. Our decisions are based on our in-depth understanding of the Company and its long-term strategies, as well as our knowledge of the capabilities and performance of the Company's executives.

Compensation Philosophy and Objectives

        The Committee's principal objective in designing and recommending compensation policies is to develop and administer a comprehensive program to attract, motivate and retain outstanding managers who are likely to enhance the profitability of the Company and create value for its stockholders. In early 2000, the Compensation Committee undertook a comprehensive review of the Company's existing executive compensation programs and overall compensation philosophy, which included a review of the various forms and amounts of compensation paid to senior executives of the Company's comparator group, i.e., approximately 20 companies of similar size, engaged in the commodity or chemicals business or other cyclical business, which the Company has identified as companies against which it is competing for executive talent. The Committee also engaged the Company's compensation consultants to assess and provide recommendations regarding the Company's executive compensation programs and philosophy in relation to such comparator group. Upon completing this comprehensive review, the Committee determined it to be advisable and appropriate to restructure the Company's executive compensation program and effect a change in the overall compensation philosophy by reducing total executive compensation over a three-year period commencing in fiscal year 2001 from the 75th to the 65th percentile of the Company's comparator group (with base salary and annual bonus remaining at the 50th percentile), replacing the cash portion of long-term incentive compensation with additional equity-based compensation and increasing executives' individual target bonus awards under the Company's annual bonus program. Consistent with this restructuring and change in philosophy, total executive compensation for fiscal year 2001 was at the 70th percentile (with base salary and annual bonus at the 50th percentile) of the Company's comparator group and all long-term incentive compensation was paid in the form of equity-based awards. Within this new overall compensation philosophy, the Committee's specific objectives are to:

  •
  recognize and reward sustained superior performance by individual officers and key employees;

  •
  pay for performance on both an individual and corporate level;

  •
  align stockholder and executive interests by placing a significant portion of executive compensation "at risk";

  •
  tie executive compensation to the achievement of certain short-term and long-term performance objectives of the Company; and

  •
  offer a total compensation program that takes into account the compensation practices of comparable companies.

Compensation Components and Process

        There are three major components of the Company's executive officer compensation: (i) base salary, (ii) bonus and (iii) long-term incentive awards.

        Base Salary.    Base salary levels for executives are established based on the Committee's review of industry and national surveys of compensation levels and its review of the recommendations of the compensation professionals retained by the Company. The Committee strives to maintain salary levels that support management development and career enhancement of executives while being competitive with the Company's compensation comparator group. Based on the industry and national surveys described above and the Committee's objective of linking total compensation to individual and Company performance, the Committee intends that base salary will comprise approximately 20% to 35% of an executive's total compensation.

        Bonus.    Executive officers and other key employees of the Company and its subsidiaries participate in the IMC Global Inc. Management Incentive Compensation Program (the "MICP"). Under the MICP, target annual incentive awards for eligible executives are equivalent to approximately 50% to 85% of base salary contingent upon the attainment of pre-established individual performance objectives and business performance goals established by the Compensation Committee for the Company as a whole and for each of the Company's major operating subsidiaries and business segments. Seventy percent of an executive's MICP award is tied to the attainment of business performance objectives and the remaining 30% of such award is tied to individual performance objectives. For 2001, individual, Company and business unit performance objectives applicable to the Company's executives were achieved at varying levels, resulting in an average of 50% of target, and corresponding MICP awards were made to such executives. The Committee intends that annual incentive awards will comprise 15% to 20% of an executive's total compensation.

        Long-Term Incentive Awards.    All long-term incentive awards are made under the IMC Global Inc. 1988 Stock Option and Award Plan, as amended and restated effective October 19, 1995, and as further amended (the "1988 Option Plan") in the form of stock options and restricted stock awards. The Company uses stock options and restricted stock awards as a significant component of its executive compensation package because these equity-based awards align the interests of executive officers and other key employees with those of the Company's stockholders. Stock options are exercisable over a ten-year period, subject to vesting requirements, and allow grantees to purchase shares at the full market price of the stock on the day the options were granted. The Committee intends that long-term incentive awards will comprise 50% to 65% of an executive's total compensation.

Policy on Deductibility of Compensation

        Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code"), limits the tax deductibility by a corporation of annual compensation in excess of $1 million paid to the chief executive officer or any of its four most highly compensated executive officers (other than the chief executive officer). However, performance-based compensation that has been approved by stockholders is excluded from the $1 million limit if, among other requirements, the compensation is payable only upon attainment of pre-established, objective performance goals and the board committee that establishes such goals consists only of "outside directors."

        All members of IMC Global's Compensation Committee qualify as outside directors. While the tax impact of any compensation arrangement is one factor to be considered, such impact is evaluated in light of the Committee's overall compensation philosophy. The Committee will consider ways to maximize the deductibility of executive compensation while retaining the discretion the Committee deems necessary to compensate officers in a manner commensurate with performance and the competitive environment for executive talent. However, from time to time the Committee may award compensation which is not fully deductible if the Committee determines that such award is consistent with its philosophy and in the best interests of IMC Global and its stockholders.

        The 1988 Option Plan and the MICP are designed to permit certain awards made thereunder to meet the performance-based criteria of Section 162(m) of the Internal Revenue Code.

Chief Executive Officer Compensation

        Mr. Pertz participates in the executive compensation programs described throughout this report. Mr. Pertz's total compensation in 2001 reflects his leadership of constructive change, his contributions in leading the Company's long-term strategic growth and his oversight of important divestitures of certain business operations. In determining Mr. Pertz's compensation, the Committee also recognized Mr. Pertz's outstanding management of the Company, in a manner that protected the interests of the Company's stockholders, during the extended global phosphate industry downturn. From January 1, 2001 through March 31, 2001, Mr. Pertz's annual base salary was $750,000, the same base salary he received during fiscal year 2000. In recognition of his outstanding leadership and consistent with the Committee's objective of keeping the base salary component of executive compensation at the 50th percentile of the Company's comparator group, effective April 1, 2001, Mr. Pertz's annual base salary was increased to $825,000. Mr. Pertz's target bonus award under the Company's MICP was set at 85% of base salary. Mr. Pertz's incentive compensation for 2001 was based upon the Company's performance for 2001 and his performance as Chairman, President and Chief Executive Officer of the Company. Mr. Pertz's incentive compensation for 2001 included an individual performance incentive award under the MICP equal to $365,000, based upon his achievement of individual performance objectives. These objectives included completion of the sale of IMC Salt and the Australian operations of IMC Chemicals, achievement of Company-wide cost savings initiatives and improving the Company's liquidity position and reducing its debt. Because the 2001 operating earnings (before taxes) and adjusted free cash flow goals for the Company as a whole under the MICP were not met, Mr. Pertz did not receive a business performance incentive award, which is 70% of his total target MICP award. On February 28, 2001, as part of the annual grant of stock options and restricted stock awards to key employees under the 1988 Option Plan, Mr. Pertz was awarded an option to purchase 325,000 shares of Common Stock, with one-third of the options becoming exercisable at the end of each of the first three years following the date of grant and with the entire option becoming exercisable at the end of the third year, plus 50,000 shares of restricted stock which vest in one-third increments at the end of each of the first three years following the date of grant. On July 10, 2001, Mr. Pertz was granted an option to purchase 175,000 shares of Common Stock (which becomes exercisable in one-third increments as described above) and 100,000 shares of restricted stock (which vest in one-third increments as described above) in consideration for certain amendments to his employment agreement described below under the caption "Executive Compensation—Employment Agreement." In late 2001, the Compensation Committee determined it to be advisable to accelerate the annual stock option and restricted stock grant to eligible employees for fiscal year 2002. Accordingly, on November 5, 2001, Mr. Pertz was awarded 57,000 shares of restricted stock (which also vest in one-third increments as described above); however, the Committee did not accelerate the 2002 stock option grant for Mr. Pertz because Mr. Pertz already had received the maximum number of stock options provided for under the 1988 Option Plan for purposes of Section 162(m) of the Internal Revenue Code.

        The Compensation Committee's decisions regarding Mr. Pertz's compensation were ratified by the Board of Directors. We believe that IMC Global's historical and future value is inextricably linked to strong management. Accordingly, in approaching decisions on compensation, we go beyond a simple evaluation of financial results to consider a number of qualitative factors which we believe have contributed and continue to contribute significantly to maximizing stockholder value over the long term.

Respectfully submitted,
Richard L. Thomas, Chairman Raymond F. Bentele David B. Mathis

STOCKHOLDER RETURN INFORMATION

        The following performance graph compares the Company's cumulative total return on its Common Stock for a five-year period with the cumulative total return of the Standard & Poor's 500 Stock Index (the "S&P 500"), the Standard & Poor's Specialty Chemicals Index (the "S&P Group Index") and a peer group of companies selected by the Company (the "2002 Peer Group").

        The following companies comprise the 2002 Peer Group: Agrium, Inc., Mississippi Chemical Corp., Potash Corporation of Saskatchewan, Terra Industries, Inc. and Terra Nitrogen Co. L.P. The Company's stock price performance differs from that of the 2002 Peer Group during some periods due to differences in the market segments in which the Company competes or in the level of its participation in such segments compared to other members of the 2002 Peer Group. The S&P Group Index is comprised of Ecolab Inc., Great Lakes Chemical Corporation, Hercules Incorporated, International Flavors & Fragrances Inc. and Sigma-Aldrich Corp. The Company is not included in the S&P 500. The comparisons set forth below assume an initial investment of $100 and reinvestment of dividends or distributions.

Comparison of Five-Year Cumulative Total Return
IMC Global, S&P 500, S&P Group Index and 2002 Peer Group

	12/31/96	12/31/97	12/31/98	12/31/99	12/31/00	12/31/01
IMC Global	$100	$84.48	$55.83	$43.55	$42.35	$35.61
S&P 500	$100	$133.36	$171.47	$207.56	$188.66	$166.24
S&P Group Index	$100	$123.83	$105.46	$116.74	$103.84	$97.31
2002 Peer Group	$100	$90.71	$64.05	$45.95	$77.28	$60.93

POLICIES RELATING TO THE BOARD OF DIRECTORS

Nomination and Selection of Directors

        Recommendations for new Directors may be made by stockholders to the Corporate Secretary in accordance with the procedures set forth in the Company's Amended and Restated By-Laws. The Corporate Secretary will report such recommendations to the Committee on Directors and Board Affairs for consideration.

Compensation of Directors

        Non-Employee Directors.    During 2001 each non-employee Director received an annual retainer of $27,000, attendance fees of $1,000 for each Board meeting attended and an additional $1,000 for attendance at each meeting of a Board committee to which such Director was assigned. Each non-employee Director also received an additional annual retainer of $3,000 for services as chairperson of a Board committee except that the chairperson of the Executive Committee received $27,000 in recognition of that chairperson's additional responsibilities as Board liaison. For each calendar year, each non-employee Director may elect to defer some or all of his or her retainer, attendance fees and any stock option gains for such year until a specified future date or until retirement.

        Pursuant to the terms of the 1998 Stock Option Plan for Non-Employee Directors (the "1998 Directors Option Plan"), each non-employee Director automatically received an annual grant of options to purchase 2,500 shares of Common Stock immediately following the 2001 Annual Meeting of Stockholders. These options were granted at 100% of the fair market value of the Common Stock on the date of grant, are immediately exercisable and, in general, may be exercised at any time up to ten years after the date of grant while the Director remains in office and for two years thereafter.

        In late 2001, in order to ensure that the Company remains well positioned to attract and retain qualified candidates to serve as non-employee Directors of the Company, the Company engaged outside compensation consultants to review and assess the Company's current compensation package for non-employee Directors. These consultants concluded that the Company's then current compensation package for non-employee Directors was below the market median. As a result, the Board of Directors reviewed several proposals to increase and restructure non-employee Director pay and ultimately decided to pursue an increase in the equity component of the compensation package. To effect this change, on February 20, 2002, the Board amended the 1998 Directors Option Plan to provide that, in lieu of the automatic annual grant of stock options described above, on the date of each Annual Meeting of Stockholders, commencing with the 2002 Annual Meeting, each non-employee Director will receive stock options having a value (determined in accordance with the Black-Scholes valuation model) of up to $50,000, as determined by the Compensation Committee in its discretion. These options will have the same terms as those options previously granted under the 1998 Directors Option Plan and described above, and Directors who begin service other than on the date of the Annual Meeting of Stockholders will receive grants that are pro rated based on the period remaining until the next Annual Meeting of Stockholders. At the same time, the 1998 Directors Option Plan was amended to expressly prohibit the repricing of options granted thereunder.

        Employee Directors.    Employee Directors (currently Mr. Pertz) receive no fees or remuneration, as such, for service on the Board or any committee of the Board.

Attendance

        The full Board held six regular and seven special meetings during 2001. Each Director was present for at least 75% of the aggregate number of meetings of the Board and committees of the Board of which such Director was a member that occurred during 2001 subsequent to the election of such Director to the

Board. In addition to attendance at Board and committee meetings, Directors discharge their responsibilities throughout the year by personal meetings and telephone contact with the Company's executive officers and others regarding the business and affairs of the Company.

Retirement from the Board

        The Board has a mandatory retirement policy which provides that any Director who is not an employee of the Company may not stand for re-election to the Board after he or she has attained the age of 70. In addition, it is the policy of the Board that employees of the Company (other than the Chief Executive Officer) who serve on the Board resign from the Board upon their retirement from the Company. The Board also has a policy that any non-employee Director or the Chief Executive Officer of the Company submit his or her resignation if he or she has a material change in employment, is the subject of media attention that reflects unfavorably on his or her continued service on the Board or has a conflict of interest with the Company. The Board shall accept or reject the resignation based on the best interests of the Company.

BENEFICIAL OWNERSHIP OF COMMON STOCK

Ownership of Common Stock by Directors and Executive Officers

        The following table shows the number of shares of Common Stock that are owned beneficially, as of March 15, 2002, by (i) each Director, (ii) each executive officer named in the Summary Compensation Table and (iii) the Directors and all executive officers of the Company as a group (18 persons), with sole voting and investment power unless otherwise indicated.

Name	Number of Shares Owned Beneficially as of March 15, 2002(1)(2)
Raymond F. Bentele	19,000	(3)
James M. Davidson	17,500	(3)
Harold H. MacKay	31,600	(3)(4)
David B. Mathis	18,000	(3)
Donald F. Mazankowski	18,850	(3)(4)
Douglas A. Pertz	855,714	(5)
Pamela B. Strobel	8,125	(3)
Richard L. Thomas	39,000	(3)
John U. Huber	656,500	(4)(5)(6)
C. Steven Hoffman	281,829	(5)
Mary Ann Hynes	113,615	(5)
Stephen P. Malia	113,933	(5)
J. Bradford James	211,967	(5)
Directors and all executive officers as a group	2,001,882	(7)

(1)
Beneficial ownership of Common Stock is based on information furnished or confirmed by each Director or executive officer described above. No individual Director or executive officer is a beneficial owner of more than 1% of the outstanding shares of Common Stock. Directors and the executive officers described above as a group beneficially own an aggregate of approximately 1.74% of the outstanding shares of Common Stock.

(2)
No Director or executive officer owns any units of Phosphate Resource Partners.

(3)
Includes shares of Common Stock purchasable within 60 days of March 15, 2002 through the exercise of options granted to non-employee Directors under the 1998 Directors Option Plan and the 1994 Stock Option Plan for Non-Employee Directors (the "1994 Directors Option Plan"), as follows: Mr. Bentele, 18,000 shares; Dr. Davidson, 16,000 shares; Mr. MacKay, 14,000 shares; Mr. Mathis, 16,000 shares; Mr. Mazankowski, 10,000 shares; Ms. Strobel, 7,125 shares; and Mr. Thomas, 14,000 shares.

(4)
Includes shares of Common Stock purchasable within 60 days of March 15, 2002 through the exercise of options granted under The Vigoro Corporation 1991 Stock Option Plan, as amended (the "Vigoro Option Plan"), as follows: Mr. MacKay, 16,000 shares; Mr. Mazankowski, 8,000 shares; and Mr. Huber, 72,441 shares.

(5)
Includes shares of Common Stock purchasable within 60 days of March 15, 2002 through the exercise of options granted under the 1988 Option Plan as follows: Mr. Pertz, 511,026 shares; Mr. Huber, 389,300 shares; Mr. Hoffman, 233,799 shares; Ms. Hynes, 79,932 shares; Mr. Malia, 89,200 shares; and Mr. James, 158,533 shares.

(6)
Includes 155,000 shares of Common Stock held by the John and Janice Huber Family Limited Partnership, an Illinois limited partnership (the "Huber Partnership"). Mr. Huber and his wife are the sole general partners of the Huber Partnership. Mr. Huber disclaims beneficial ownership of any of the 155,000 shares of Common Stock owned by the Huber Partnership except to the extent of his ownership interest in the Huber Partnership.

(7)
Includes 1,453,280 shares of Common Stock purchasable within 60 days of March 15, 2002 by Directors and all executive officers as a group through the exercise of options granted under the 1998 Directors Option Plan, the 1994 Directors Option Plan, the Vigoro Option Plan and the 1988 Option Plan.

Ownership of Common Stock by Others

        The Company believes that, as of December 31, 2001, based on filings with the Securities and Exchange Commission (the "SEC"), only the following named organizations are the beneficial owners of more than 5% of the outstanding Common Stock.

Name and Address of Beneficial Owner	Shares Beneficially Owned	Percent of Outstanding Common Stock
Capital Group International, Inc.(1) Capital International Limited 11100 Santa Monica Boulevard Los Angeles, California 90025	9,561,100	8.30%
J. R. Simplot/J. R. Simplot Self-(2) Declaration of Revocable Trust J. R. Simplot Foundation 999 Main Street Boise, Idaho 83702	7,182,069	6.30%
Mellon Financial Corporation(3) One Mellon Center Pittsburgh, Pennsylvania 15258	6,758,112	5.88%

(1)
Based solely on an amendment to Schedule 13G dated February 12, 2002, Capital Group International, Inc. is the parent holding company of a group of investment management companies that holds investment power and, in some cases, voting power over the securities reported in its Schedule 13G. Capital Group International, Inc. has sole voting power over 9,394,060 shares and sole dispositive power over 9,561,100 shares. Capital International Limited has sole voting and dispositive power with respect to 6,219,830 of these shares.

(2)
Based solely on an amendment to Schedule 13D dated September 28, 2001, J. R. Simplot, as trustee of the J. R. Simplot Self-Declaration of Revocable Trust (the "Trust"), has sole voting and dispositive power over 5,335,469 shares held by the Trust. The J. R. Simplot Foundation, Inc. (the "Foundation") has sole voting and dispositive power over 1,846,600 shares. J. R. Simplot shares, with the other directors of the Foundation, the power to vote and dispose of the 1,846,600 shares held by the Foundation.

(3)
Based solely on an amendment to Schedule 13G dated January 11, 2002, Mellon Financial Corporation is a parent holding company which, together with its direct or indirect subsidiaries, has sole voting power with respect to 5,481,482 shares, shared voting power with respect to 267,599 shares, sole dispositive power with respect to 6,664,405 shares and shared dispositive power with respect to 34,099 shares.

Section 16(a) Beneficial Ownership Reporting Compliance

        Each Director and officer of the Company who is subject to Section 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), is required by Section 16(a) of the Exchange Act to report to the SEC, by a specified date, his or her beneficial ownership of or transactions in the Company's securities. Reports received by the Company indicate that all such Directors and officers filed all requisite reports with the SEC on a timely basis.

EXECUTIVE COMPENSATION

Compensation of Executive Officers

        The following table sets forth compensation information for the Chairman, President and Chief Executive Officer of the Company, and each of the other four most highly compensated executive officers of the Company for 2001. The executive officers listed below are collectively referred to as the "Named Executive Officers" in this Proxy Statement. The compensation shown excludes amounts for any fiscal year prior to becoming an executive officer.

SUMMARY COMPENSATION TABLE

		Annual Compensation			Long-Term Compensation
							Awards	Payouts
Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)	Other Annual Compensation ($)(7)	Restricted Stock Award(s) ($)		Securities Underlying Options (#)	LTIP Payouts ($)	All Other Compensation ($)(15)
D. A. Pertz (1) Chairman, President & CEO	2001 2000 1999	806,250 750,000 637,500	365,000 498,800 255,938	6,045 1,919 62,113	2,268,800 1,836,718 —	(8)(9) (8)	500,000 378,040 275,000	— — 831,149	173,928 150,211 119,987
J. U. Huber (2) Executive VP	2001 2000 1999	442,500 420,000 401,059	146,250 300,000 86,026	6,045 2,877 4,739	82,500 306,908 —	(8)(10) (8)	75,000 127,300 63,000	— — 289,539	229,121 120,837 161,855
C. S. Hoffman (3) Senior VP	2001 2000 1999	287,160 278,640 281,487	70,000 100,000 78,368	6,045 2,877 8,046	223,025 158,913 —	(8)(11) (8)	150,000 92,000 35,000	— — 165,611	42,577 42,059 45,397
M. A. Hynes (4) Senior VP & General Counsel	2001 2000 1999	237,501 230,004 104,681	65,000 90,000 —	— — —	216,150 158,913 —	(8)(12) (8)	140,000 94,400 25,000	— — 82,806	57,711 53,509 21,683
S. P. Malia (5) Senior VP	2001 2000	231,252 210,841	65,000 90,000	6,536 19,318	223,025 158,913	(8)(13) (8)	140,000 123,800	— —	106,725 223,887
J. B. James (6) Executive VP & CFO	2001 2000 1999	308,098 385,008 358,752	78,975 175,000 158,816	— — —	165,000 306,908 192,500	(8)(14) (8)	100,000 143,300 57,000	— — 319,991	751,597 114,277 114,137

(1)
Mr. Pertz joined the Company on October 1, 1998 as its President and Chief Operating Officer. On October 1, 1999, Mr. Pertz became President and Chief Executive Officer of the Company. Mr. Pertz also became Chairman of the Board on October 24, 2000. Mr. Pertz relinquished the title of President on March 4, 2002, when John J. Ferguson joined the Company as President and Chief Operating Officer.

(2)
Mr. Huber was Senior Vice President prior to his promotion to Executive Vice President effective October 1, 1999. Mr. Huber retired from the Company effective January 1, 2002.

(3)
Mr. Hoffman has served as Senior Vice President since 1990.

(4)
Ms. Hynes joined the Company on July 19, 1999 as its Senior Vice President and General Counsel.

(5)
Mr. Malia joined the Company on January 17, 2000 as its Senior Vice President, Human Resources.

(6)
Mr. James was Senior Vice President and Chief Financial Officer prior to his promotion to Executive Vice President and Chief Financial Officer effective October 1, 1999. Mr. James retired from the Company effective October 8, 2001.

(7)
Includes amounts reimbursed during the fiscal year for the payment of taxes. Also includes for Mr. Pertz $49,142 in 1999 pursuant to the terms of Mr. Pertz's employment agreement representing the purchase price of an automobile leased by him prior to his employment by the Company.

(8)
This award vests in one-third increments at the end of each of the first three years following the date of grant, except in the event of a Change in Control as described below under "Employment Agreement" and "Employee Stock Options."

(9)
Mr. Pertz received an award of 121,960 shares of restricted stock on March 30, 2000, one-third of which vested on March 30, 2001. Mr. Pertz also received awards of restricted stock in 2001 as follows: 50,000 shares on February 28, 100,000 shares on July 10 and 57,000 shares on November 5, 2001, respectively. At December 31, 2001, Mr. Pertz's restricted shares had an aggregate value of $3,747,991. Each share of restricted stock is entitled to dividends in the same amount as other shares of Common Stock.

(10)
Mr. Huber received an award of 20,379 shares of restricted stock on March 30, 2000, one-third of which vested on March 30, 2001 and the remainder of which vested upon his retirement on January 1, 2002. Mr. Huber also received an award of 6,000 shares of restricted stock on February 28, 2001 which also vested upon his retirement. At December 31, 2001, Mr. Huber's restricted shares had an aggregate value of $254,527. Each share of restricted stock is entitled to dividends in the same amount as other shares of Common Stock.

(11)
Mr. Hoffman received an award of 10,552 shares of restricted stock on March 30, 2000, one-third of which vested on March 30, 2001. Mr. Hoffman also received awards of restricted stock in 2001 as follows: 7,500 shares on February 28 and 11,000 shares on November 5, 2001, respectively. At December 31, 2001, Mr. Hoffman's restricted shares had an aggregate value of $331,747. Each share of restricted stock is entitled to dividends in the same amount as other shares of Common Stock.

(12)
Ms. Hynes received an award of 10,552 shares of restricted stock on March 30, 2000, one-third of which vested on March 30, 2001. Ms. Hynes also received awards of restricted stock in 2001 as follows: 7,000 shares on February 28 and 11,000 shares on November 5, 2001, respectively. At December 31, 2001, Ms. Hynes' restricted shares had an aggregate value of $325,247. Each share of restricted stock is entitled to dividends in the same amount as other shares of Common Stock.

(13)
Mr. Malia received an award of 10,552 shares of restricted stock on March 30, 2000, one-third of which vested on March 30, 2001. Mr. Malia also received awards of restricted stock in 2001 as follows: 7,500 shares on February 28 and 11,000 shares on November 5, 2001, respectively. At December 31, 2001, Mr. Malia's restricted shares had an aggregate value of $331,747. Each share of restricted stock is entitled to dividends in the same amount as other shares of Common Stock.

(14)
Mr. James received an award of 10,000 shares of restricted stock on February 19, 1999; an award of 20,379 shares of restricted stock on March 30, 2000, one-third of which vested on March 30, 2001; and an award of 12,000 shares of restricted stock on February 28, 2001. At December 31, 2001, Mr. James' restricted shares had an aggregate value of $462,527. In connection with Mr. James' retirement from the Company, his restricted stock awards will continue to vest until April 30, 2002, at which time all unvested restricted stock awards will be forfeited. Each share of restricted stock is entitled to dividends in the same amount as other shares of Common Stock.

(15)
Includes: (i) the value of the benefit for life insurance premiums paid by the Company in fiscal 2001 as follows: Mr. Pertz, $13,209; Mr. Huber, $26,014; Mr. Hoffman, $13,157; Ms. Hynes, $6,935; Mr. Malia, $5,242; and Mr. James, $17,931; (ii) estimated contributions to be made by the Company to the savings component of the Company's Profit Sharing and Savings Plan in fiscal 2001 in the amount of $7,650 each for Messrs. Pertz, Huber and Hoffman, Ms. Hynes and Mr. Malia; and $6,971 for Mr. James; (iii) estimated contributions to be made by the Company for fiscal 2001 to the profit sharing component of the Company's Profit Sharing and Savings Plan as follows: Mr. Pertz, $11,188; Mr. Huber, $16,850; Ms. Hynes, $11,900; Mr. Malia, $11,188; and Mr. James, $14,588; (iv) estimated contributions to be made by the Company for fiscal 2001 pursuant to the Company's Restoration Plan (pursuant to which the Company credits to the accounts of certain highly compensated employees amounts that the Company would have contributed to the accounts of such employees under the Company's Profit Sharing and Savings Plan but for limitations imposed by the Internal Revenue Code) as follows: Mr. Pertz, $141,881; Mr. Huber, $95,601; Mr. Hoffman, $9,772; Ms. Hynes, $22,838; Mr. Malia, $18,907; and Mr. James, $45,399; (v) estimated contributions to be made by the Company for fiscal 2001 pursuant to the Company's defined contribution Supplemental Executive Retirement Plan (which provides certain executives of the Company with retirement benefits in addition to those available under the Profit Sharing and Savings Plan and the Restoration Plan) as follows: Mr. Huber, $13,775; Mr. Hoffman, $11,998; Ms. Hynes, $8,388; Mr. Malia, $11,668; and Mr. James, $12,477; (vi) the amount representing earned but unused vacation paid to Mr. Huber in connection with his retirement from the Company, $69,231; (vii) the amount of relocation expenses paid and reimbursed by the Company in fiscal 2001 for Mr. Malia, $52,070; and (viii) the amount of severance payments paid to Mr. James in connection with his retirement from the Company, $654,231.

OPTION GRANTS IN THE LAST FISCAL YEAR

        The following table sets forth information with respect to all options to purchase shares of Common Stock granted in 2001 to each of the Named Executive Officers. There were no grants of stock appreciation rights to the Named Executive Officers in 2001.

	Individual Grants					Grant Date Value
Name	Number of Securities Underlying Options Granted(#)(1)	% of Total Options Granted to Employees in Fiscal Year	Exercise Price ($/Share)(2)	Expiration Date		Grant Date Present Value($)(4)
D. A. Pertz	325,000 175,000	7.97 4.29	13.55 9.65	2/28/2011 7/10/2011		1,563,250 728,000
J. U. Huber	75,000	1.84	13.55	2/28/2011		360,750
C. S. Hoffman	70,000 80,000	1.72 1.96	13.55 10.71	2/28/2011 11/5/2011		336,700 367,200
M. A. Hynes	55,000 85,000	1.35 2.08	13.55 10.71	2/28/2011 11/5/2011		264,550 390,150
S. P. Malia	60,000 80,000	1.47 1.96	13.55 10.71	2/28/2011 11/5/2011		288,600 367,200
J. B. James	100,000	2.45	13.55	4/30/2004	(3)	481,000

(1)
The options granted to the Named Executive Officers on February 28, 2001, July 10, 2001 and November 5, 2001, respectively, vest over a three-year period, with one-third of the options becoming exercisable at the end of each of the first three years following the date of grant and with the entire option becoming exercisable at the end of the third year.

(2)
Exercise price is the fair market value of the Common Stock on the date of grant, determined by calculating the average of the high and low prices at which the Common Stock is traded on such date, as reflected on the New York Stock Exchange Composite Tape.

(3)
The expiration date of this option was changed from February 28, 2011 to April 30, 2004 in connection with Mr. James' retirement as Executive Vice President and Chief Financial Officer.

(4)
The Black-Scholes Option Pricing Model was used to determine the grant date present value of the options to purchase shares of Common Stock granted in 2001 by the Company. Based on the Black-Scholes Model, the present value of each option granted to each Named Executive Officer on February 28, 2001 was $4.81 per share, the present value of each option granted to each Named Executive Officer on July 10, 2001 was $4.16 and the present value of each option granted to each Named Executive Officer on November 5, 2001 was $4.59 per share. The material assumptions and adjustments incorporated in the model in estimating the value of the options include the following: (i) option exercise prices of $13.55, $9.65 and $10.71 for the option grants made on February 28, 2001, July 10, 2001 and November 5, 2001, respectively, in each case equal to the fair market value of the underlying stock on the date of grant; (ii) an option term of ten years; (iii) interest rates of 5.10%, 5.24% and 4.65% on the option grants made on February 28, 2001, July 10, 2001 and November 5, 2001, respectively, in each case representing the interest rate on a U.S. Treasury security on the dates of grant with maturity dates corresponding to that of the option term; (iv) volatilities of 44.13%, 45.67% and 46.32% on the option grants made on February 28, 2001, July 10, 2001 and November 5, 2001, respectively, in each case calculated using daily stock prices for the three-year period prior to the date of grant; (v) dividends at the rate of $0.32 per share representing the annualized dividends paid with respect to a share of Common Stock on February 28, 2001, and dividends at the rate of $0.08 per share representing the annualized dividends paid with respect to a share of Common Stock on July 10, 2001 and November 5, 2001, respectively; and (vi) reductions of approximately 9.78% on the option grants made on February 28, 2001, July 10, 2001 and November 5, 2001, to reflect the probability of forfeiture due to termination prior to vesting, and approximately 12.78% for the option grants made on February 28, 2001, approximately 15.91% for the option grants made on July 10, 2001 and approximately 16.18% for the option grants made on November 5, 2001, to reflect the probability of a shortened option term due to termination of employment prior to the option expiration date. The ultimate values of the options will depend upon the future market price of the Common Stock, which cannot be forecast with reasonable accuracy. The actual value, if any, an optionee will realize upon exercise of an option will depend upon the excess of the market value of the Common Stock over the exercise price on the date the option is exercised.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL
YEAR-END OPTION VALUES

        The following table sets forth information with respect to all exercises of options to purchase shares of Common Stock in 2001 by each of the Named Executive Officers and all outstanding options to purchase Common Stock held by such individuals as of December 31, 2001.

			Number of Securities Underlying Unexercised Options at Fiscal Year-End(#)		Value of Unexercised In-the-Money Options at Fiscal Year-End($)(1)
Name	Shares Acquired On Exercise(#)	Value Received($)
			Exercisable	Unexercisable	Exercisable	Unexercisable
D. A. Pertz	—	—	361,346	1,291,694	—	586,250
J. U. Huber	—	—	247,207	214,534	—	—
C. S. Hoffman	—	—	184,466	239,334	—	183,200
M. A. Hynes	—	—	39,132	220,268	—	194,650
S. P. Malia	—	—	34,600	229,200	—	183,200
J. B. James	—	—	92,100	248,200	—	—

(1)
The value is calculated based on a December 31, 2001 closing stock price of $13.00 as quoted on the New York Stock Exchange Composite Tape, less the relevant exercise price.

Defined Benefit Pension Plans

        The Company maintains a non-contributory qualified defined benefit pension plan which covers certain salaried employees, including Mr. Hoffman. The annual pension to which a participant is entitled at normal retirement age (65) is an amount based on the average annual remuneration for the five consecutive highest paid years out of the ten years immediately preceding retirement, and years of credited service up to 35 years. Remuneration for these purposes includes salary and 50% of bonus as shown in the Summary Compensation Table.

        The Internal Revenue Code requires certain limitations on benefits provided under a qualified retirement plan. To the extent pension benefits otherwise payable under the qualified pension plan's formula exceed the Internal Revenue Code's limitations, the Board of Directors has approved a non-qualified plan, the Supplemental Benefit Plan, which provides for payment of amounts in excess of the Internal Revenue Code's limitations from the Company's operating funds to its participants. Of the Named Executive Officers, only Mr. Hoffman participates in the Supplemental Benefit Plan.

        The following table shows the estimated annual pension benefits, which would be payable to Mr. Hoffman for life at normal retirement under the qualified pension plan, calculated without regard to the Internal Revenue Code limitations. (If elected, an optional form of pension would, on an actuarial basis, reduce benefits to the participant but provide benefits to a surviving beneficiary or permit a one-time lump sum present value payment.)

	Annual Benefits for Years of Service Indicated
Annual Average of Highest Five Years Covered Remuneration for Pension Purposes in Ten Years Preceding Normal Retirement Date	10 Years	15 Years	20 Years	25 Years	30 Years	35 Years or More
$ 300,000	$51,800	$77,700	$103,600	$129,500	$150,150	$170,800
$ 400,000	$69,600	$104,400	$139,200	$174,000	$201,800	$229,600
$ 500,000	$87,400	$131,100	$174,800	$218,500	$253,450	$288,400
$ 600,000	$105,200	$157,800	$210,400	$263,000	$305,100	$347,200
$ 700,000	$123,000	$184,500	$246,000	$307,500	$356,750	$406,000
$ 800,000	$140,800	$211,200	$281,600	$352,000	$408,400	$464,800
$ 900,000	$158,600	$237,900	$317,200	$396,500	$460,050	$523,600
$1,000,000	$176,400	$264,600	$352,800	$441,000	$511,700	$582,400
$1,100,000	$194,200	$291,300	$388,400	$485,500	$563,350	$641,200
$1,200,000	$212,000	$318,000	$424,000	$530,000	$615,000	$700,000

        Credited service under the pension plan as of December 31, 2001 for Mr. Hoffman is 27 years, 9 months.

        Effective January 1, 1998, the Company added a profit sharing provision to the Profit Sharing and Savings Plan. The Profit Sharing and Savings Plan, a defined contribution plan, became the primary retirement vehicle for all employees not covered by a collective bargaining agreement who were either (1) not participants in the qualified defined benefit pension plan or (2) hired on or after January 1, 1998. Employees who were participants in the qualified defined benefit pension plan as of December 31, 1997 were given the option of remaining in such plan, or of becoming a participant in the Profit Sharing and Savings Plan effective January 1, 1998. All Named Executive Officers except Mr. Hoffman participate in the Profit Sharing and Savings Plan.

Employment Agreement

        The Company has an employment agreement with Mr. Pertz that commenced on September 15, 1998 and previously extended until September 15, 2001. The agreement was amended in July 2001 to extend to September 15, 2003 and is thereafter automatically extended on an annual basis until terminated by Mr. Pertz or the Company. The amendment also extended the advance notice that Mr. Pertz is required to provide to terminate at the end of the current or any extended term from three months to six months. The agreement terminates in the event of Mr. Pertz's death or disability. In the event of disability, he is entitled to base salary through the unexpired term of the agreement or, if earlier, his eligibility for retirement benefits. The Company may also terminate the agreement with or without "cause" (as defined in the agreement). In the event of termination by the Company without cause, Mr. Pertz is entitled to severance benefits equal to three times his then-current base salary, three times his target bonus (prior to the July 2001 amendment, three times his highest annual bonus for any year in the three-year period in which the termination occurred) under the MICP for the year in which the termination occurs and three times his 1998 award (as annualized) under the IMC Global Inc. 1996 Long-Term Incentive Plan (the "1996 LTIP"). (The 1996 LTIP was terminated effective March 30, 2000.) Mr. Pertz is also entitled to continued participation at active employee rates in medical, dental, life and disability plans for up to three years. In addition, the vesting of his outstanding stock options and restricted stock awards is accelerated and such options remain exercisable for two years following termination and his balance in the Supplemental Executive Retirement Plan (the "SERP") becomes fully vested. Mr. Pertz may also terminate the agreement for "good reason" as defined in the agreement. In the event of termination by Mr. Pertz for good reason, he is entitled to receive severance benefits as if he were terminated by the Company without cause. As of March 1, 2002, the amount of cash severance payments to Mr. Pertz in the event of termination by the Company without cause or by Mr. Pertz for good reason is estimated to be $7,572,688. In the event of termination of Mr. Pertz's employment upon expiration of the agreement or (pursuant to the July 2001 amendment) by mutual agreement, Mr. Pertz is entitled to two-thirds of the amount of severance payments to which he would be entitled upon termination by the Company without cause. In consideration for the July 2001 amendments, Mr. Pertz was granted certain stock options and restricted stock as described above under the caption "Report of the Compensation Committee—Chief Executive Officer Compensation."

        The agreement requires Mr. Pertz to devote full time to the performance of such duties as are commensurate with his position and as may be assigned to him by the Board. Pursuant to the agreement, Mr. Pertz has agreed not to compete with the Company for the period ending three years after his termination of employment. During such non-competition period, Mr. Pertz is prohibited from rendering services to any business enterprise producing and distributing potash, phosphate, animal feed ingredients or salt. In addition, Mr. Pertz is prohibited from soliciting, in competition with the Company, any client, customer or prospect of the Company and from soliciting any employee or agent of the Company to enter into any employment, agency or other relationship in competition with the Company.

        The agreement provides for compensation (subject to increase at the discretion of the Board) of $600,000 per year in base salary, an annual bonus under the MICP (with a target bonus of at least 60% of base salary), the opportunity to earn long-term incentive awards under the 1988 Option Plan (with an annual target award for stock options and/or restricted stock equal to the number of shares required to keep Mr. Pertz's total compensation in line with the Company's stated philosophy for executive compensation) and retirement benefits in the form of participation in the Profit Sharing and Savings Plan, the Restoration Plan and the SERP. The agreement also provided for initial stock option awards of options to purchase (a) 320,000 shares of Common Stock, vesting in three annual installments, and (b) 180,000 shares of Common Stock vesting on August 28, 2003 or, if earlier, in increments of one-third with the first third vesting on the date on which the fair market value of the Common Stock is at least $30.00 per share, the second vesting on the date on which the fair market value of the Common Stock is at least $35.00 per share and the third vesting on the date on which the fair market value of the Common Stock is at least $40.00 per share (but in no event before one year from the date of grant of the option and no more than 50% during the second year following the date of grant). In addition, the agreement provides for (a) payment of a country club membership up to a maximum initiation fee of $50,000 and monthly dues of $500, (b) reimbursement of financial, tax and estate planning advice expenses up to $7,500 per year, (c) payment of the purchase price of an automobile leased by Mr. Pertz prior to his employment by the Company and (d) reimbursement of legal fees incurred in preparing his employment agreement. Mr. Pertz is also entitled to other employee benefits and perquisites that are available generally to senior management of the Company.

        Following a "Change in Control" of the Company (as defined below), the agreement provides for Mr. Pertz to continue in the employ of the Company with a position, authority and responsibility commensurate with his position, authority and responsibility before the Change in Control for a period of three years. Mr. Pertz is entitled to an undiminished base salary, to participate in annual and long-term incentive, stock option, restricted stock and other compensation and benefit plans that provide opportunities to receive compensation equal to the greater of the opportunities provided to executives of the Company with comparable duties or those to which he was entitled immediately prior to the Change in Control, and to participate in retirement plans providing benefits at least equal to those under the Company retirement plans in effect prior to the Change in Control. In the event of termination of Mr. Pertz's employment other than due to death, disability, cause, mandatory retirement or voluntary resignation at any time within the period commencing 90 days prior to a Change in Control and ending three years following such Change in Control, he is entitled to severance payments and benefits substantially similar to those described above in the event of termination by the Company without cause, except that (x) his outstanding options remain exercisable for three years following termination, (y) he is entitled to a lump sum cash payment equal to (1) the unvested portion, if any, of his account balance under the Company's Profit Sharing and Savings Plan and (2) the contributions he would have received under the SERP, Profit Sharing and Savings Plan and Restoration Plan (for the year in which termination occurs) had he remained employed through the end of such year, all reduced pro rata for the portion of the year not completed by Mr. Pertz and (z) the portion of the payment based upon his bonus under the MICP would reflect the highest annual bonus earned during the three prior years. In exchange for these Change in Control severance payments and benefits, Mr. Pertz has agreed not to compete with the Company for a period of three years following termination.

        A "Change in Control" of the Company means certain acquisitions of 20% or more of the Common Stock, a change in a majority of the Board of Directors, or the consummation of a reorganization, merger or consolidation or sale or disposition of all or substantially all of the assets of the Company (unless, among other conditions, the Company's stockholders receive more than 60% of the stock of the surviving company) or the approval by stockholders of a liquidation or dissolution of the Company.

        Certain provisions of the Internal Revenue Code impose a 20% excise tax upon an executive of a corporation and deny federal income tax deductibility to the corporation as to a significant portion of the compensation payments made to an executive because of a Change in Control, if such payments as a whole exceed three times the executive's average annual base and incentive compensation for the most recent five years before the year in which the Change in Control occurs. The amounts estimated to be payable under the aforesaid agreement could be large enough to subject Mr. Pertz to the excise tax and to deprive the Company of a deduction. The agreement provides that, if an excise tax were imposed, the Company will provide Mr. Pertz with "grossed up" reimbursement, including any tax payable on such additional amounts paid to him.

        If a Change in Control were to occur and termination of Mr. Pertz's employment were to occur within three years thereafter other than due to death, disability, cause, mandatory retirement or voluntary resignation, the amount of cash that would be payable in respect of this agreement is estimated (as of March 1, 2002 and excluding any "grossed-up" reimbursements for taxes) to be $7,001,959.

Severance Agreements

        In order to provide them with appropriate assurances to continue to perform their duties and responsibilities and thereby promote the stability of the Company, the Company has executive severance agreements (the "Executive Severance Agreements") with Messrs. Hoffman and Malia and Ms. Hynes and certain other executive officers of the Company. The Executive Severance Agreements provide for non-competition agreements and severance and Change in Control payments and benefits generally similar to those under Mr. Pertz's employment agreement described above in the event of termination of employment by the Company without "cause" or by the executive for "good reason" except that, absent a Change in Control, a severance payment would be equal to two times base salary and two times bonus under the MICP (as opposed to three times base salary, bonus and 1996 LTIP award amounts) and there is no accelerated vesting of outstanding equity-based awards; however, vested options remain exercisable for two years following termination. The agreements also provide for continuation of medical, dental, life and disability plans for up to two years.

        In addition, the Company maintains the Amended and Restated Management Deferred Compensation Plan (the "Deferred Compensation Plan") under which certain key employees may defer various components of their compensation, including base salary, annual bonus, stock option gains, restricted stock units and amounts credited under the Company's Restoration Plan, and the Company may make discretionary contributions for the benefit of any or all participants. Company contributions, if any, under the Deferred Compensation Plan are subject to vesting requirements. Upon a Change in Control, any unvested account balances under the Deferred Compensation Plan become fully vested. In order to provide assets from which to fulfill the obligations to the participants under the Deferred Compensation

Plan, as well as under the Company's Amended and Restated Non-Employee Director Deferred Compensation Plan and the SERP, the Company has established a grantor trust (the "Trust") with Wilmington Trust Company (the "Trustee") to which the Company and its subsidiaries may, in their discretion, contribute cash or other property to provide for the benefit payments under such plans. In the event of a Change in Control, the Trustee, in its discretion, may compel contributions to be made to the Trust to make up for any shortfall between (i) the anticipated benefit obligations and administrative expenses that are to be paid under such plans and Trust and (ii) the assets of the Trust fund. The assets of the Trust are subject to the claims of the Company's creditors.

        The Company also has entered into key manager severance agreements with certain other executive officers and other key employees of the Company. Under these agreements, the executives are entitled to receive severance and Change in Control payments and benefits similar to those provided under the Executive Severance Agreements except that severance payments are limited to one year of pay in both pre and post Change in Control termination situations and are contingent upon abiding by one-year non-competition obligations. In addition, the Company has entered into an agreement with another executive officer of the Company which provides for Change in Control severance payments in exchange for non-competition obligations.

        As of March 1, 2002, the amount of cash severance payments to Messrs. Hoffman and Malia and Ms. Hynes in the event of termination by the Company without cause or by the executive for good reason prior to a Change in Control is estimated to be $899,000, $728,500 and $744,000, respectively. If a Change in Control were to occur and termination of the executives' employment were to occur within three years thereafter other than due to death, disability, cause, mandatory retirement or voluntary resignation, the amount of cash that would be payable in respect of these agreements is estimated (as of March 1, 2002 and excluding any "grossed-up" reimbursements for taxes) to be $1,348,500, $1,115,538 and $1,155,506 for Messrs. Hoffman and Malia and Ms. Hynes, respectively.

Employee Equity-Based Awards

        In the event of a Change in Control, all outstanding options and SARs under the 1988 Option Plan will become exercisable in full, all restricted stock awards will vest, and each option, SAR and restricted stock award will represent a right to acquire the appropriate number of shares of common stock received in the merger or similar transaction.

Compensation Committee Interlocks and Insider Participation

        The Compensation Committee of the Board of Directors of the Company is comprised of Messrs. Bentele, Mathis and Thomas. No Compensation Committee interlocks nor insider participation occurred in 2001.

THE ANNUAL MEETING

Proxies and Voting at the Annual Meeting

        As of the close of business on March 25, 2002 (the "Record Date"), there were 115,044,503 shares of Common Stock which may be voted at the Annual Meeting. Only holders of record of the Common Stock at the close of business on the Record Date shall be entitled to notice of, and to vote at, the Annual Meeting. Each issued and outstanding share of Common Stock is entitled to one vote.

        Shares represented by proxies will be voted in accordance with directions given on the proxy card by a stockholder. Any properly executed and returned proxy not specifying to the contrary will be voted (i) for the election of the Board's nominees for Director, (ii) in favor of ratifying the appointment of the independent auditors, (iii) against the stockholder proposal regarding future severance agreements, if presented, and (iv) in the discretion of the holder of proxies as to any other matter that is properly presented at the Annual Meeting. A stockholder giving a proxy has the right to revoke it at any time before it has been voted at the Annual Meeting.

        A proxy submitted by a stockholder may indicate that all or a portion of the shares represented by such proxy are not being voted by such stockholder with respect to a particular matter. This could occur, for example, when a broker is not permitted to vote stock held in a street name on certain matters in the absence of instructions from the beneficial owner of the stock. The shares subject to any such proxy which are not being voted with respect to a particular matter (the "non-voted shares") will be considered shares not present and entitled to vote on such matter, although such shares may be considered present and entitled to vote for other purposes and will count for purposes of determining the presence of a quorum.

        A stockholder may, with respect to the election of Directors, (i) vote for both nominees named herein, (ii) withhold authority to vote for all such nominees or (iii) vote for all such nominees other than any nominee with respect to whom the stockholder withholds authority to vote. The affirmative vote of a plurality of the shares of Common Stock present in person or by proxy at the Annual Meeting and entitled to vote in the election of Directors is required to elect Directors. Accordingly, if a quorum is present at the meeting, the two persons standing for election for the class of Directors whose term expires at the 2005 Annual Meeting who receive the greatest number of votes will be elected to serve as Directors. Therefore, withholding authority to vote for one or more Directors and non-voted shares with respect to the election of Directors will not affect the outcome of the election of Directors. A stockholder may, with respect to each other matter specified in the notice of the meeting, (i) vote "FOR," (ii) vote "AGAINST" or (iii) "ABSTAIN" from voting. If a quorum is present at the Annual Meeting, approval of each matter other than the election of Directors requires the affirmative vote of a majority of the shares of Common Stock present in person or by proxy at the Annual Meeting and entitled to vote on such matter. An abstention with respect to such matter has the legal effect of a vote against such matter. Non-voted shares with respect to such matter will not affect the determination of whether such matter is approved.

        Proxies are solicited by the Board of Directors and management to assure that stockholders who are unable to attend the Annual Meeting have the opportunity nonetheless to cast a vote on the issues to come before the Annual Meeting. In addition to the use of the mails, proxies may be solicited by personal interview, telephone and telegrams by Directors, officers and employees of the Company. Arrangements may also be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of stock held of record by such persons, and the Company may reimburse them for reasonable out-of-pocket expenses incurred by them in connection therewith. In addition, the Company has retained Morrow & Co., Inc. to aid in the solicitation, at an estimated cost of $7,000, plus expenses. The cost of all proxy solicitations, including payments to Morrow & Co., Inc., will be borne by the Company.

        The giving of the proxy does not affect the right to vote in person should the stockholder be able to attend the Annual Meeting. Such proxy may be revoked at any time prior to the effective exercise thereof by the execution of a subsequent proxy or, if the stockholder attends the Annual Meeting and wishes to vote in person, by notifying the Corporate Secretary at the Annual Meeting of his or her intention to so vote. Prompt execution and return of the proxy card is requested in order to assure the presence, in person or by proxy, of the holders of a majority of the shares entitled to vote at the Annual Meeting, which is required for a quorum.

Matters to Be Considered at the Annual Meeting

I.  Election of Directors

        The Board of Directors of the Company consists of eight members. One of the eight members of the Board is also an employee of the Company. Douglas A. Pertz is Chairman and Chief Executive Officer of the Company. The Board is divided into three classes with staggered terms of three years each, so that the term of one class expires at each Annual Meeting of Stockholders.

        Two Directors currently serve in the class of Directors whose term expires at the Annual Meeting. James M. Davidson and David B. Mathis, each of whom is currently serving in the 2002 class of Directors, will stand for re-election at the Annual Meeting for a three-year term expiring in 2005.

        It is intended that the shares represented by the proxies named on the enclosed proxy card will be voted, unless authorization to do so is withheld, in favor of the election of James M. Davidson and David B. Mathis to serve until the Annual Meeting of Stockholders in 2005 or until their respective successors have been duly elected and qualified. Directors shall be elected by a plurality of the votes of the shares of Common Stock present in person or by proxy at the Annual Meeting and entitled to vote in the election.

        Both nominees are currently members of the Board. If one or more nominees should become unavailable to serve as a Director, it is intended that shares represented by the enclosed proxy card will be voted for such substitute nominee or nominees as may be selected by the Board.

        The names of the nominees for Director and of those Directors continuing in office, their ages, their principal occupations during the past five years, certain other directorships held, their length of service, if any, on the Board and their service, if any, on any committees of the Board are set forth below.

NOMINEES FOR ELECTION AS A DIRECTOR FOR A TERM EXPIRING IN 2005

James M. Davidson, Ph.D.
Age 67. Vice President Emeritus, University of Florida. Dr. Davidson joined the University of Florida, Gainesville, Florida in 1974, became Professor and Assistant Dean for Research in 1979, Professor and Dean for Research, Institute of Food and Agricultural Sciences, and Director, Florida Agricultural Experiment Station in 1986, and Vice President for Agriculture and Natural Resources in 1992. He retired from the University of Florida in 1998. Dr. Davidson has served as a Director of the Company since July 1991, and his term expires in 2002. Dr. Davidson currently serves as a member of the Audit Committee and the Environmental, Health and Safety Committee.

David B. Mathis
Age 63. Chairman and Chief Executive Officer of Kemper Insurance Companies since 1996. Mr. Mathis has been employed by Kemper since 1960 in management positions of successively increasing importance. He is currently a director of Kemper Insurance Companies. Mr. Mathis also serves as the Chairman of the board of trustees of Lake Forest College and is an advisory board member of the J. L. Kellogg Graduate School of Management of Northwestern University. He also serves on the board of directors of Thomas Group, Inc., the American Insurance Association, The Chicago Council on Foreign Relations and The Association of Governing Boards of Universities and Colleges. Mr. Mathis also serves on the board of trustees of the Chicago Symphony Orchestra and the Museum of Science and Industry. Mr. Mathis has served as a Director of the Company since February 1995, and his term expires in 2002. Mr. Mathis currently serves as Chairman of the Committee on Directors and Board Affairs and as a member of the Executive Committee and the Compensation Committee.

DIRECTORS CONTINUING IN OFFICE

Raymond F. Bentele
Age 65. Retired President and Chief Executive Officer, Mallinckrodt Inc. Mr. Bentele was Executive Vice President of Mallinckrodt Group Inc. (formerly known as IMCERA Group Inc.) from 1989 until his retirement. He is also a director of the Kellwood Company, Leggett & Platt Inc. and was previously a director of IMC Global from 1990 to 1991. Mr. Bentele has served as a Director of the Company since June 1994, and his term expires in 2004. Mr. Bentele currently serves as Chairman of the Executive Committee and as Chairman of the Audit Committee and also serves as a member of the Committee on Directors and Board Affairs and the Compensation Committee.

Harold H. MacKay
Age 61. Chairman of the law firm MacPherson Leslie & Tyerman LLP in Regina, Saskatchewan, Canada. He is a director of the Bank of Canada and Canada Life Financial Corporation. Mr. MacKay was Chair of the Task Force on the Future of the Canadian Financial Services Sector in 1997 and 1998 and is Chair of the Saskatchewan Institute of Public Policy. Mr. MacKay previously served as a director of The Vigoro Corporation ("Vigoro") from November 1993 until March 1996 and has served as a Director of the Company since March 1996. His term expires in 2003. Mr. MacKay currently serves as Chairman of the Environmental, Health and Safety Committee and as a member of the Committee on Directors and Board Affairs.

Donald F. Mazankowski
Age 66. Now retired from politics, Mr. Mazankowski served as Canada's Minister of Finance from 1991 to 1993 and Minister of Agriculture from 1988 to 1991. From 1986 to 1993, he served as Canada's Deputy Prime Minister and President of the Queen's Privy Council. Mr. Mazankowski is a director of the Weyerhaeuser Company, Shaw Communications Inc., Power Corporation of Canada, Power Financial Corporation, The Great West Life Assurance Co., Great West Lifeco, Investors Group Inc., Conoco Canada Resources Ltd., Gulf Indonesia Resources Ltd. and Atco Ltd. Mr. Mazankowski previously served as a director of Vigoro from February 1994 until March 1996 and has served as a Director of the Company since October 1997. His term expires in 2004. He currently serves as a member of the Audit Committee and the Environmental, Health and Safety Committee.

Douglas A. Pertz
Age 47. Chairman and Chief Executive Officer of the Company since March 2002. From October 2000 to March 2002, Mr. Pertz served as Chairman, President and Chief Executive Officer of the Company, and from October 1999 to October 2000, Mr. Pertz served as President and Chief Executive Officer of the Company. Mr. Pertz served as President and Chief Operating Officer of the Company from October 1998 to October 1999. Prior to joining the Company, Mr. Pertz served from 1995 to 1998 as President and Chief Executive Officer and as a director of Culligan Water Technologies, Inc., a leading manufacturer and distributor of water purification and treatment products. Mr. Pertz has served as a Director of the Company since October 1998, and his term expires in 2004. Mr. Pertz currently serves as a member of the Executive Committee.

Pamela B. Strobel
Age 49. Chairman and Chief Executive Officer of Exelon Energy Delivery Company ("Exelon Energy Delivery"), an energy and gas distribution company. Ms. Strobel also serves as Executive Vice President of Exelon Corporation, the parent of Exelon Energy Delivery, and as Chairman of Commonwealth Edison Company ("ComEd") and PECO Energy Company ("PECO"). Ms. Strobel served as Vice Chair and Chief Executive Officer of Exelon Energy Delivery from October 2001 to April 2002. From October 2000 to October 2001, Ms. Strobel served as President of Exelon Energy Delivery and Vice Chair of ComEd. Prior to the merger of Unicom Corporation ("Unicom") and PECO in October 2000 which resulted in the formation of Exelon Corporation, Ms. Strobel served as Executive Vice President of Unicom and ComEd from May 2000 to October 2000. From June 1993 to May 2000, she held various positions as General Counsel of Unicom and ComEd. Ms. Strobel is a director of The Sabre Group Holdings, Inc. She is also a trustee of Rush-Presbyterian-St. Luke's Medical Center (Chicago), the Ravinia Festival Association, The Joffrey Ballet of Chicago and Windows To The World Communications, Inc. Ms. Strobel has served as a Director of the Company since June 1999, and her term expires in 2003. Ms. Strobel currently serves as a member of the Audit Committee and the Environmental, Health and Safety Committee.

Richard L. Thomas
Age 71. Retired Chairman of First Chicago NBD Corporation and The First National Bank of Chicago. Mr. Thomas is also a director of The PMI Group, Inc., The Sabre Group Holdings, Inc., Sara Lee Corporation and Exelon Corporation. Mr. Thomas is a trustee of Rush-Presbyterian-St. Luke's Medical Center (Chicago) and Kenyon College, and a life trustee of the Chicago Symphony Orchestra and Northwestern University. Mr. Thomas has served as a Director of the Company since June 1996, and his term expires in 2003. Mr. Thomas currently serves as Chairman of the Compensation Committee and as a member of the Executive Committee and the Committee on Directors and Board Affairs.

        The Board of Directors recommends a vote FOR the election of the two nominees listed above (Proposal No. 1 on the proxy card).

II.  Ratification of the Appointment of Independent Auditors

        The Board of Directors, upon recommendation of the Audit Committee, appointed Ernst & Young LLP as independent auditors to examine and report on the financial statements of the Company and its subsidiaries and affiliates for the fiscal year ending December 31, 2002, subject to stockholder approval at the Annual Meeting.

        During the fiscal year ended December 31, 2001, Ernst & Young LLP provided the Company with audit, audit related and non-audit services. The Company incurred the following fees for services performed by Ernst & Young LLP for fiscal year 2001:

Audit Fees		$836,000
All Other Fees
Audit Related Fees	$1,076,000
Tax Consulting Fees	1,858,000

Total All Other Fees		2,934,000
Financial Information Systems Design and Implementation Fees		0

Total Fees		$3,770,000

        Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting and will have the opportunity to make any statements they may desire. They also will be available to respond to appropriate questions of the stockholders.

        Ratification of the appointment of Ernst & Young LLP as independent auditors requires the affirmative vote of a majority of the shares of the Company's Common Stock represented at the meeting in person or by proxy.

        The Board of Directors recommends a vote FOR ratification of the appointment of Ernst & Young LLP as the independent auditors of the Company (Proposal No. 2 on the proxy card).

III.  Stockholder Proposal Regarding Future Severance Agreements

        Cornish F. Hitchcock, Attorney at Law, 1100 17th Street, N.W., 10th Floor, Washington, DC 20036-4601, on behalf of the Amalgamated Bank LongView MidCap 400 Index Fund, the beneficial owner of 13,900 shares of Common Stock as of December 5, 2001, has advised the Company that it intends to introduce the following proposal for consideration by the stockholders at the Annual Meeting:

  RESOLVED:  The shareholders of IMC Global Inc. ("IMC Global" or the "Company") urge the Board of Directors (the "Board") to seek shareholder approval for future severance agreements with senior executives that provide benefits in an amount exceeding 2.99 times the sum of the executive's base salary plus bonus. "Future severance agreements" include employment agreements containing severance provisions; retirement agreements; change in control agreements; and agreements renewing, modifying or extending existing such agreements. "Benefits" include lump-sum cash payments (including payments in lieu of medical and other benefits) and the estimated present value of periodic retirement payments, fringe benefits and consulting fees (including reimbursable expenses) to be paid to the executive.

PROPONENT'S SUPPORTING STATEMENT

        IMC Global has entered in a series of severance agreements that provide compensation to its most senior executives in various situations after a change of control of the corporation.

        These agreements, commonly known as "golden parachutes," allow eligible executives to receive payment if they leave the Company in certain circumstances following a merger, acquisition, certain acquisitions of 20% or more of the Company's common stock, and other "change of control" situations, as specified in the agreements.

        These severance packages contemplate paying three times the sum of an eligible executive's base pay and incentive pay, as well as other benefits. A similar package is available to Douglas A. Pertz, the Chairman, President and CEO, in the event that he is terminated without cause.

        According to the Company's 2001 proxy statement, these severance agreements are such that they would cost IMC Global over $11 million if they are exercised by the three most senior executives, assuming compensation.

        Severance agreements may be appropriate in some circumstances. Nonetheless, we believe that the potential cost of such agreements entitles shareholders to be heard when a company contemplates paying out at least three times the amount of an executive's last salary and bonus.

        The existence of such a shareholder approval requirement may induce restraint when parties negotiate such agreements. In addition, if a change in control situation does occur, the reason may be that executives have not managed the company in ways that maximize shareholder value, a factor that argues against overly generous severance pay—or at least a shareholder say on the matter.

        It may not always be practical to obtain prior shareholder approval. Thus, IMC Global should have the option, in implementing this proposal, of seeking approval after the material terms of the agreement are agreed upon. Institutional investors such as the California Public Employees Retirement System recommend shareholder approval of these types of agreements in its proxy voting guidelines. The Council of Institutional Investors favors shareholder approval if the amount payable exceeds 200% of the senior executives' annual base salary.

        We urge shareholders to vote FOR this proposal.

THE COMPANY'S STATEMENT IN OPPOSITION

        The Board of Directors believes that the proposal urging the Board to seek stockholder approval for future severance agreements with senior executives is not in the best interests of the Company and its stockholders and recommends a vote AGAINST the proposal.

        The Board, through the Compensation Committee, an independent Board committee comprised of non-employee Directors, oversees compensation. The Company's executive compensation programs are designed to attract and retain highly qualified executives and to motivate them to maximize stockholder returns. This is especially critical in today's highly competitive labor market. These programs, which have been developed to be competitive with compensation packages offered by other comparable employers, link a significant portion of executive compensation to performance and to total stockholder return, and are explained in the Compensation Committee report beginning on page 3 of this Proxy Statement. The Compensation Committee recognizes its responsibility to make executive compensation decisions in a manner it believes to be in the best interests of the Company and its stockholders.

        To compete for the best executive talent, many companies provide key executives with significant incentives. The Company believes it must respond to this competitive practice by providing incentives to executives to leave companies where they are highly valued and compensated, and by offering its executives competitive employment packages to minimize the risk of losing them to other companies. Severance agreements may be included in these packages based on the competitive market and the unique circumstances of each employment situation. Severance agreements provide financial security against possible job loss, and in the context of a change in control, allow executive management to assess a takeover bid objectively and to advise the Board whether the bid is in the best interests of the Company and its stockholders. Placing an arbitrary ceiling or restrictions on what the Company may offer as a severance payment, or to require stockholder approval of the terms of a severance agreement, would significantly limit the Company's ability to successfully attract new executives by making it difficult for the Company to provide a new executive with a competitive employment package in a timely manner. Moreover, a stockholder approval requirement for a severance provision would also negatively impact the Company's recruitment of key executives by requiring the premature public disclosure of confidential employment negotiations. Similarly, the Board believes that it would be impractical to follow the proponent's suggestion that stockholder approval for future severance agreements could be obtained after the material terms were agreed upon. The need for approval at either a special meeting or the regular annual meeting of stockholders would result in additional delays, uncertainty and expense. The Board believes that such delays and uncertainty would make the Company's offer less attractive and put it at a competitive disadvantage to competitors' offers that were not subject to stockholder approval, and could cause potential key executives, particularly those who are most highly qualified and in demand, to pursue other opportunities.

        The Compensation Committee, on an ongoing basis, devotes considerable time and effort to compensation issues, including the balance to be struck among various objectives of that program. The Board believes that it is ultimately in the stockholders' best interests that the responsibility for this ongoing process continue to be vested in the Compensation Committee rather than being preempted and inhibited by rigid and arbitrary limitations, such as that reflected in the proposed resolution. An obligation to limit the value or to obtain stockholder approval of a severance provision would severely inhibit the Company's ability to recruit and retain talented executives by impeding the Company's ability to develop and negotiate agreements that address the competitive market, the Company's needs and the individual nature of these situations.

        The Board of Directors recommends a vote AGAINST approval of the proposal regarding future severance agreements (Proposal No. 3 on the proxy card).

MISCELLANEOUS INFORMATION

        The Board of Directors and management know of no matters which will be presented for consideration at the Annual Meeting other than those stated in the notice of Annual Meeting and described in this Proxy Statement.

Discretionary Voting Authority

        If any matter properly comes before the Annual Meeting, the persons named in the accompanying proxy card will vote such proxy in accordance with their judgment regarding such matters, including the election of a Director or Directors other than those named herein if an emergency or unexpected occurrence makes the use of discretionary authority necessary, and also regarding matters incident to the conduct of the Annual Meeting.

Stockholder Proposals and Nominations for the 2003 Annual Meeting of Stockholders

        The Committee on Directors and Board Affairs considers stockholder recommendations of future nominees for election to the Board of Directors. The Amended and Restated By-Laws of the Company establish an advance notice procedure for stockholder proposals which provides that a stockholder wishing to nominate a candidate for election to the Board or wishing to bring business before an annual meeting is required to give written notice to the Corporate Secretary of the Company of his or her intention to make such a nomination. For business to be properly brought before an annual meeting by a stockholder, the stockholder must have given written notice thereof to the Corporate Secretary, delivered or mailed to and received at the principal executive offices of the Company not less than 75 days nor more than 100 days prior to the meeting, or if less than 70 days' notice of the meeting or prior public disclosure of the date of the meeting is given or made to stockholders, not later than the close of business on the 10th day following the day on which the notice of the meeting was mailed or, if earlier, the day on which such public disclosure was made. A notice of nomination is required to contain certain information about both the nominee and the stockholder making the nomination. The Company may require that the proposed nominee furnish other information to determine that person's eligibility to serve as a Director. A nomination which does not comply with the above procedure will be disregarded. Stockholders at the 2002 Annual Meeting may consider stockholder proposals or nominations brought by a stockholder of record on March 25, 2002, who is entitled to vote at the 2002 Annual Meeting and who has given the Company timely written notice, in proper form, of the stockholder's proposal or nomination. A stockholder proposal or nomination intended to be brought before the 2002 Annual Meeting must have been received by the Corporate Secretary on or after January 30, 2002 and on or prior to February 24, 2002. No such proposals or nominations have been received. The 2003 Annual Meeting of Stockholders is expected to be held on May 9, 2003. A stockholder proposal or nomination intended to be brought before the 2003 Annual Meeting must be received by the Company on or after January 29, 2003 and on or prior to February 23, 2003. Proposals for inclusion in the Company's proxy material for the 2003 Annual Meeting of Stockholders pursuant to Rule 14a-8 of the proxy rules of the SEC are not subject to the requirements described above. Such proposals must be received by December 10, 2002 and meet the other requirements of Rule 14a-8 to be eligible for inclusion in the proxy material for the 2003 Annual Meeting of Stockholders.

        Proposals should be sent to the Corporate Secretary of the Company, 100 South Saunders Road, Suite 300, Lake Forest, Illinois 60045-2561.

By Order of the Board of Directors

Rose Marie Williams
Corporate Secretary

April 9, 2002

DIRECTIONS TO IMC GLOBAL'S HEADQUARTERS OFFICES

        IMC Global's headquarters are located at 100 South Saunders Road, Lake Forest, Illinois. The general telephone number is 847-739-1200.

General

        The meeting will be held on the fourth floor in the Company's Multi-Purpose Room. When exiting the elevators on the fourth floor, please turn to the left and register at the registration table before proceeding through the glass doors to the Multi-Purpose Room.

From the North:

I-94 East (southbound/Indiana); exit at Route 60 (Town Line Road); East (or left) two blocks on Route 60 (Town Line Road) to Saunders Road; South (or right) on Saunders Road; turn right at the first opportunity to enter the building's parking lot.

From the West:

I-90 East (Chicago) to I-294 North/Tri-State Tollway (Milwaukee, WI), merging into I-94 West (northbound); exit at Route 60 (Town Line Road); East (or right) one block on Route 60 (Town Line Road) to Saunders Road; South (or right) on Saunders Road; turn right at the first opportunity to enter the building's parking lot.

From the South:

I-294 North/Tri-State Tollway (Milwaukee, WI), merging into I-94 West (northbound); exit at Route 60 (Town Line Road); East (or right) one block on Route 60 (Town Line Road) to Saunders Road; South (or right) on Saunders Road; turn right at the first opportunity to enter the building's parking lot.

From Downtown Chicago:

I-90/I-94 West (O'Hare/Rockford) to I-294 North/Tri-State Tollway (Milwaukee, WI), merging into I-94 West (northbound); exit at Route 60 (Town Line Road); East (or right) one block on Route 60 (Town Line Road) to Saunders Road; South (or right) on Saunders Road; turn right at the first opportunity to enter the building's parking lot.

From O'Hare Car Rental Area:

From Mannheim Road, South of O'Hare....take Irving Park East to I-294 North/Tri-State Tollway (Milwaukee, WI), merging into I-94 West (northbound); exit at Route 60 (Town Line Road); East (or right) one block on Route 60 (Town Line Road) to Saunders Road; South (or right) on Saunders Road; turn right at the first opportunity to enter the building's parking lot.

From Mannheim Road, North of O'Hare, go South on Mannheim Road back to main road entering O'Hare. Proceed South on Dorothy Coleman Drive to I-90 East (Chicago). Continue to I-294 North/Tri-State Tollway (Milwaukee, WI), merging into I-94 West (northbound); exit at Route 60 (Town Line Road); East (or right) one block on Route 60 (Town Line Road) to Saunders Road; South (or right) on Saunders Road; turn right at the first opportunity to enter the building's parking lot.

Parking

        You are invited to park in any space that is marked "Reserved—IMC Global" or in any undesignated space.

APPENDIX A

IMC GLOBAL INC.

BOARD OF DIRECTORS' AMENDED AUDIT COMMITTEE CHARTER

        STATEMENT OF POLICY:    The Audit Committee ("Committee") shall assist the Board of Directors in fulfilling its responsibility to oversee management in relation to the Company's: (1) corporate accounting and reporting practices/policies, including financial reports issued to its shareholders, potential shareholders, investment community and others; (2) system of internal controls; (3) annual independent audit and quarterly reviews of its financial statements; (4) internal audit function; and (5) legal compliance and ethics policies as established by management and the Board. In so doing, it is incumbent on the Committee to maintain free and open communication between the Board of Directors, independent auditors, internal auditor and the financial management group of the Company. In addition to fulfilling the oversight roles, responsibilities and accountabilities outlined in this charter for IMC Global Inc., the Committee shall also fulfill these oversight roles, responsibilities and accountabilities for Phosphate Resource Partners Limited Partnership, a Delaware limited partnership of which the Company is the administrative managing general partner.

        In carrying out its oversight role, the Committee recognizes that the Company's management is responsible for preparing the Company's financial statements and that the independent auditors are responsible for auditing the Company's financial statements. The Committee also recognizes that the Company's financial management, as well as the independent auditors and internal auditor, has greater professional expertise as well as more knowledge and detailed information about the Company than do the Committee members. Consequently, while carrying out its oversight responsibilities, the Committee is not serving as an auditor and, therefore, is not providing any expert or special assurance, as to the Company's financial statements or any professional certification as to the independent auditors' work.

        The Committee believes its oversight roles, responsibilities and accountabilities should remain flexible, in order to best react to changing events, conditions and circumstances. Therefore, the Committee shall review and reassess the adequacy of this charter, and receive Board of Directors' approval, on an annual basis. The Committee shall also take the appropriate actions to set the overall corporate "tone" for quality financial reporting, sound business practices and ethical behavior. The Committee will report the results of its activities to the Board of Directors on a regular basis.

        MEMBERSHIP:    The Committee shall be appointed by the Board of Directors and shall be composed of three or more directors, one of whom shall serve as chair of the Committee. Each member of the Committee shall be an independent director, free from any relationship with the Company and management that, in the opinion of the Board of Directors, would interfere with his/her exercising independent judgement as a member of the Committee and shall meet the independence requirements of the New York Stock Exchange. All members of the Committee shall be, or become within a reasonable time after appointment, financially literate and at least one member of the Committee shall have accounting or financial management expertise as required by the New York Stock Exchange.

        MEETINGS:    The Committee shall meet (in person or by phone) as a body at least four times annually, or more frequently as circumstances dictate, to carry out its oversight role and to review with management and the independent auditors each quarterly and annual financial report, prior to the report's release to the public.

1a

RESPONSIBILITIES AND DUTIES:

        The following shall be the principal responsibilities and duties of the Committee in carrying out its oversight role, with the understanding that these activities may be modified and/or supplemented to meet the given circumstances.

1)
The independent auditors are ultimately accountable to the Board of Directors and the Committee, as the shareholders' representatives. The Board of Directors, based on the Committee's recommendation, has the ultimate authority and responsibility to annually appoint (subject to shareholder ratification), evaluate, and if appropriate, terminate and replace the independent auditors.

2)
The Committee shall receive, at least annually, from the independent auditors a formal written statement (consistent with Independence Standards Board Standard No. 1) delineating all relationships between the independent auditors and the Company that in the auditors' professional judgement may reasonably be thought to bear on independence. The Committee will also engage in a dialogue with the independent auditors with respect to any disclosed relationship(s) or services (audit and non-audit) that may impact the objectivity and independence of the independent auditors. The Committee will then consider whether the performance of non-audit services by the independent auditors is compatible with maintaining the independent auditors' independence. The Committee will recommend that the Board of Directors take appropriate action to insure the independence of the independent auditors, in response to the independent auditors' report.

3)
The Committee shall review and concur with management's appointment and/or termination of the Company's Director, Internal Audit & Compliance. The Committee shall also review and approve the internal auditor's annual audit plan and internal audit policies.

4)
The Committee shall discuss with the independent auditors and internal auditor the scope and plans for their respective audits. The Committee will also meet separately with the independent auditors and internal auditor, with and without management present, to discuss the results of their audits. The Committee will openly discuss any difficulties encountered in the course of the independent auditors' and/or internal auditor's work, including any restrictions on the scope of activities or access to required information, and any disagreements with management. The Committee shall also candidly discuss with management, the internal auditor and independent auditors the quality and adequacy of the Company's system of internal controls, including systems to monitor and manage business risks, and elicit any recommendations for improvement of such controls.

5)
The Committee shall review and discuss with management and the independent auditors the Company's interim financial results to be included in the Company's quarterly reports (Form 10-Q) prior to filing with the Securities and Exchange Commission ("SEC"). Such review shall also include all matters required to be communicated to the Committee by the independent auditors under generally accepted auditing standards.

6)
The Committee shall review and discuss with management and the independent auditors the financial portions of the Company's Form 10-K and annual report (prior to filing with the SEC and release to the shareholders), including their judgement about the quality, not just the acceptability, of accounting principles applied by the Company, the reasonableness of significant judgements, and the clarity and completeness of the financial statement disclosures. The Committee shall also review disclosures related to insider and affiliated party transactions and any off-balance sheet structures. Furthermore, the Committee will discuss the results of the annual audit and any other matters required to be communicated to the Committee by the independent auditors under generally accepted auditing standards.

7)
The Committee shall also review with the independent auditors and management the application and impact of new and proposed accounting rules, regulations, disclosure requirements and reporting practices on the Company's financial statements and reports.

2a

8)
The Committee shall have the power to conduct or authorize investigations into any matters within the Committee's scope of responsibilities. The Committee shall have unrestricted access to members of management and all information relevant to its responsibilities. The Committee shall be empowered, with Board of Directors' approval, to retain independent counsel, accountants, or other experts to assist it in the conduct of any investigation.

9)
The Committee shall review at least annually the Company's monitoring and enforcement of policies relating to legal compliance, ethics, conflicts of interest, and use of corporate funds. Such reviews shall be conducted with the participation of the independent auditors, internal auditor and management.

3a

- Please Detach and Mail in the Envelope Provided -

IMC GLOBAL INC.

Proxy Solicited on Behalf of the Board of Directors of
the Company for the Annual Meeting, May 10, 2002

PROXY

The undersigned hereby constitutes and appoints Douglas A. Pertz, J. Reid Porter and Rose Marie Williams and each of them, with full power of substitution, Proxies to represent the undersigned at the Annual Meeting of Stockholders of IMC Global Inc. to be held at the IMC Global Inc. headquarters located at 100 South Saunders Road, Lake Forest, Illinois 60045, on May 10, 2002, at 12:00 noon, Local Time, and at any adjournments thereof, and to vote on all matters coming before said meeting, hereby revoking any proxy heretofore given.

Election of Directors, Nominees	Comments: (Such as change of address)
(see reverse side)
For a Term Expiring in 2005:
James M. Davidson
David B. Mathis

You are encouraged to specify your choices by marking the appropriate boxes (SEE REVERSE SIDE), but you need not mark any boxes if you wish to vote in accordance with the Board of Directors' recommendations as noted in the proxy statement and on the reverse side of this card. The Proxies cannot vote your shares unless you sign and return this card.

Please sign, date and mail your
proxy card back as soon as possible!

Annual Meeting of Stockholders
IMC GLOBAL INC.

MAY 10, 2002

- Please Detach and Mail in the Envelope Provided -

/x/	Please mark your votes as in this example using dark ink only.

The Board of Directors recommends a vote "FOR" proposals 1 and 2 and "AGAINST" proposal 3.

		FOR	WITHHOLD
1.	Election of two (2) members of the Board of Directors:	/ /	/ /	Nominees: James M. Davidson David B. Mathis
(Instructions: To withhold authority to vote for any individual nominee, write the nominee's name in the space below.)

		FOR	AGAINST	ABSTAIN
2.	Ratification of the appointment of Ernst & Young LLP as the independent auditors.	/ /	/ /	/ /
3.	The approval of a stockholder proposal, if presented, regarding future severance agreements	/ /	/ /	/ /
Please check this box if you plan to attend the Annual Meeting. / /
THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR PROPOSALS 1 AND 2 AND AGAINST PROPOSAL 3.
SIGNATURE		DATE	,2002.
(SIGNATURE IF HELD JOINTLY)

IMPORTANT: Please sign exactly as your name appears hereon and mail the proxy card promptly even though you may plan to attend the meeting. When shares are held by joint tenants, both should sign. When signing as attorney, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by a duly authorized person.

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TABLE OF CONTENTS
PROXY STATEMENT
THE IMC GLOBAL BOARD AND BOARD COMMITTEES
REPORT OF THE AUDIT COMMITTEE
REPORT OF THE COMPENSATION COMMITTEE
STOCKHOLDER RETURN INFORMATION
Comparison of Five-Year Cumulative Total Return IMC Global, S&P 500, S&P Group Index and 2002 Peer Group
POLICIES RELATING TO THE BOARD OF DIRECTORS
BENEFICIAL OWNERSHIP OF COMMON STOCK
EXECUTIVE COMPENSATION
SUMMARY COMPENSATION TABLE
OPTION GRANTS IN THE LAST FISCAL YEAR
AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES
THE ANNUAL MEETING
NOMINEES FOR ELECTION AS A DIRECTOR FOR A TERM EXPIRING IN 2005
DIRECTORS CONTINUING IN OFFICE
II. Ratification of the Appointment of Independent Auditors
III. Stockholder Proposal Regarding Future Severance Agreements
MISCELLANEOUS INFORMATION
DIRECTIONS TO IMC GLOBAL 'S HEADQUARTERS OFFICES
APPENDIX A
IMC GLOBAL INC. BOARD OF DIRECTORS' AMENDED AUDIT COMMITTEE CHARTER